EXHIBIT 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated July 1, 2014, in the Registration Statement (Form S-4) and related Prospectus of Martin Marietta Materials, Inc. for the registration of $300,000,000 of Floating Rate Senior Notes due 2017 and $400,000,000 of 4.250% Senior Notes due 2024.

/s/ Ernst & Young LLP

Dallas, Texas

November 10, 2014